Exhibit 99.1

Schwazze, Formerly Operating as Medicine Man Technologies, Inc., Announces Definitive Acquisition Agreements for Star Buds’ Colorado Locations

Company Files Change of Ownership for Successful Retail Cannabis Operator; Transactions Expected to Close in the Third Quarter of 2020

Anticipated Acquisitions Mark the Next Step in Schwazze’s Strategy in Creating a Leading Vertically Integrated Cannabis Company

DENVER, Colo. June 8, 2020 /Business Wire/ -- Schwazze, formerly operating as Medicine Man Technologies, Inc. (OTCQX: SHWZ) ( “Schwazze” or “the Company"), announced today that it has signed definitive acquisition agreements for 14 Star Buds locations in the state of Colorado as part of the Company’s pending acquisitions.

Star Buds, one of the most recognized and successful retail cannabis operators in North America based on revenue-per-location and profit, is home to a wide selection of strains, concentrates, edibles, tinctures, and best-in-class customer service. The acquisitions include 13 retail operations located throughout the Colorado front-range with four dispensaries in Denver, two dispensaries in Aurora, one dispensary in each of Commerce City, Westminster, Louisville, Longmont, Niwot, Pueblo and Pueblo West, and one cultivation in Denver.

The acquisition of the 14 Star Buds locations is represented by 13 different ownership groups and agreements. Based on the consolidated, unaudited 2019 results the Company received from Star Buds, these acquisitions collectively earned approximately $50M in revenue with a strong EBITDA margin. The Company has submitted change of ownership applications with the Colorado Marijuana Enforcement Division for the 14 Star Buds locations and the transactions are expected to close in the third quarter of 2020.

“Star Buds is a premier brand across the entire cannabis industry, and we are thrilled to bring the Colorado locations into the Schwazze family,” said Justin Dye, Chief Executive Officer of Schwazze. “Led by Brian Ruden, TJ Joudeh and their partners, Star Buds has built a respected, innovative, and trusted retail operations. I admire their commitment to high quality products and paired with budtenders’ deep expertise and laser focus of taking care of their customers – it is a recipe for success. The addition of the Star Buds builds on our customer-centric focus and will significantly expand our retail operations footprint while also increasing return to shareholders.”

“We are excited for the Colorado Star Buds locations to join the Schwazze portfolio,” said Brian Ruden, Star Buds owner, operator, and Schwazze Board Member. “The strategy Schwazze has outlined provides exciting opportunities for our employees, customers and the industry. These transactions further Schwazze’s vision to create the most admired cannabis company in the world while remaining focused on customer experience, trusted branding, and strong profitability. We are proud of what Star Buds has built in Colorado and eagerly look forward to what the future holds with Schwazze.”

Earlier this year, under the new Colorado legislation of HB19-1090, Schwazze was the first publicly traded company to be deemed suitable to operate a plant touching business and to acquire a Colorado cannabis operator. Upon the anticipated closing of the series of pending acquisitions in 2020, including Star Buds, the Company’s portfolio will consist of top-tier licensed brands spanning cultivation, extraction, infused-product manufacturing, dispensary operations, and robust product innovation and development all under one entity.

For more information about Schwazze, please visit https://www.Schwazze.com/.

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About Schwazze

Medicine Man Technologies, Inc. is now operating under its new trade name, Schwazze. Schwazze is executing its strategy to become one of the nation’s largest vertically integrated cannabis holding companies by revenue. Upon the completion of its announced acquisitions, its portfolio will consist of top-tier licensed brands spanning cultivation, extraction, infused-product manufacturing, dispensary operations, consulting, and a nutrient line. Schwazze leadership includes Colorado cannabis leaders with proven expertise in product and business development as well as top-tier executives from Fortune 500 companies. As a leading platform for vertical integration, Schwazze is strengthening the operational efficiency of the cannabis industry in Colorado and beyond, promoting sustainable growth and increased access to capital, while delivering best-quality service and products to the end consumer. The corporate entity continues to be named Medicine Man Technologies, Inc.

About Star Buds

Founded in 2013, Star Buds is a leading cannabis retailer across the country. Since its inception in Colorado, Star Buds’ footprint has grown to 13 retail operations and one cultivation throughout Denver-metro and the front range. Beyond Colorado, Star Buds is a multi-state US and international operator. Star Buds is known as a best in class retailer with a carefully curated selection of cannabis products for all types of users. To learn more about Star Buds visit https://www.starbuds.us/.

Forward-Looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential," or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control and cannot be predicted or quantified. Consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact

Raquel Fuentes

Senior Director, Corporate Communications

303-371-0387

Raquel@Schwazze.com

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